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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

MEDJET ANNOUNCES LICENSE AGREEMENT WITH ALCON TERMINATED

EDISON, NJ, (BUSINESS WIRE), December 16, 1999--Medjet Inc. (BB:MDJT} today announced that on December 13, 1999 it received notice of termination of its refractive surgery license agreement with Nestle S.A. The July 1998 agreement with Nestle and its Alcon Laboratories, Inc. subsidiary was for an exclusive worldwide license for the use of Medjet's proprietary microjet technology for corneal refractive surgery. Eugene I. Gordon, Ph.D., Chairman, Chief Executive Officer and founder of Medjet, said that Alcon gave Medjet its three-month notice to terminate its participation as required under the agreement. Alcon, which was to have begun paying certain royalties to Medjet in 2000, offered no reason for terminating the license agreement. Dr. Gordon mentioned that, "there were disagreements over the terms and conditions of the license agreement." He also said that, "although Alcon will be missed, Medjet will now be able to pursue its waterjet technology at a pace it will set internally. In addition, this returns to Medjet the ability to completely control and capitalize on its own technology."

With the recently announced capital infusion, Medjet will continue development of its waterjet technology for vision correction applications and other new products for treatment of dental caries and for treatment of various skin problems including wrinkle reduction. Medjet may also seek to license its technology for one or more patented applications.

Medjet Inc., located in Edison, New Jersey, is a medical device company with the goal of developing, licensing, manufacturing and selling new cutting, drilling, layer removal and shaping instruments for surgical procedures based on its waterjet technology. Medjet believes that its platform technology may offer important improvements in surgical capability and performance to the clinic or operating room.

For further information, contact Eugene I. Gordon of Medjet Inc., (732) 738-3990, egordon@medjetinc.com

This press release contains forward-looking statements, including statements regarding medical devices under development and the expansion and commercialization of patented technology into other surgical areas. All such statements involve risks and uncertainties, including, without limitation, the risks detailed in Medjet's filings and reports with the Securities and Exchange Commission. Such statements are only predictions and actual events or results may differ materially.